                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
            Information Statement Pursuant to Rules 13d-1 and 13d-2
                                Amendment No. 5


                            Huntway Partners, L.P.
-------------------------------------------------------------------------------
                               (Name of Issuer)



                                 Common Units
-------------------------------------------------------------------------------
                        (Title of Class of Securities)



                                   447300104
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                                (CUSIP Number)



     Check the following box if a fee is being paid with this statement _______. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)



                         (Continued on following pages)

                               Page 1 of 5 Pages

-------------------------
CUSIP NO.
 447300104
-----------
--------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or  I.R.S. Identification No. of  Above Person

     Goldman, Sachs & Co.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                         (a) _____
                                         (b) _____
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or place of  Organization

Number of Shares Beneficially Owned By Each Reporting Party

                        New York
                -------------------------
                5  Sole Voting Power

                                        0
                   ----------------------
                6  Shared Voting Power

                                  911,200
                   ----------------------
                7  Sole Dispositive Power

                                    0
                   ----------------------
               8    Shared Dispositive Power

                       911,200
                   ----------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

                       911,200
------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

------------------------------------------------------------------------------
11.  Percent of Class Representing by Amount in Row (9)

                      7.9%
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12.  Type of Reporting Person

                       BD-PN-IA
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                               Page 2 of 5 Pages

-------------------------
CUSIP NO.
 447300104
-----------
--------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or  I.R.S. Identification No. of  Above Person

     The Goldman Sachs Group, L.P.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                         (a) _____
                                         (b) _____
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or place of  Organization

                        Delaware
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned By Each Reporting Party

                -------------------------
                5  Sole Voting Power

                                        0
                   ----------------------
                6  Shared Voting Power

                                  911,200
                   ----------------------
                7  Sole Dispositive Power

                                    0
                   ----------------------
               8    Shared Dispositive Power

                       911,200
                   ----------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

                       911,200
------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

------------------------------------------------------------------------------
11.  Percent of Class Representing by Amount in Row (9)

                      7.9%
------------------------------------------------------------------------------
12.  Type of Reporting Person

                       HC-PN
------------------------------------------------------------------------------

                               Page 3 of 5 Pages

       Item 4. Ownership.
       ------- ----------

           (a).  Amount beneficially owned:
                 See the responses(s) to Item 9 on the attached cover pages(s).
           (b).  Percent of class:
                 See the response(s) to Item 11 on the attached cover pages(s).
           (c). Number of shares as to which such person has:

               (i)  Sole power to vote or to direct the vote:
                         See the response(s) to Item 5 on the attached cover page(s).
               (ii) Shared power to vote or direct the vote:
                         See the response(s) to Item 6 on the attached cover page(s).
               (iii)  Sole power to dispose or to direct the disposition of:
                         See the response(s) to Item 7 on the attached cover page(s).
               (iv) Shared power to dispose or to direct the disposition of:
                         See the response(s) to Item 8 on the attached cover page(s).

     Item 10.  Certification.

                         By signing below I certify that, to the best of my
               knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                               Page 4 of 5 Pages

                                   SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  December 8, 1995


                                    THE GOLDMAN SACHS GROUP, L.P.


                                    By:/s/ William J. Buckley
                                       -------------------------------
                                    Name: William J. Buckley
                                    Title:  General Partner



                                    GOLDMAN, SACHS & CO.


                                    By:/s/ William J. Buckley
                                       -------------------------------
                                    Name: William J. Buckley
                                    Title:  General Partner

                               Page 5 of 5 Pages